Exhibit 10.3
TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (“Agreement”) is made by and between Graham Smith (“Executive”) and salesforce.com, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
WHEREAS, Executive intends to retire from his employment with the Company no later than March 31, 2015 (Executive’s actual termination date within this period, the “Retirement Date”); and
WHEREAS, Executive and Company both wish to ensure an orderly transition of Executive’s duties and responsibilities throughout the Transition Period (as defined below);
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
COVENANTS
1.Consideration.
a.    Executive’s Retirement. Executive will retire from his employment with the Company as of the Retirement Date, and the Company shall process his voluntary termination accordingly. Executive agrees to execute any documentation deemed reasonably necessary by the Company to confirm Executive’s resignation from employment.
b.    Continued Employment; Transition Services. The Company agrees to continue to employ Executive until the Retirement Date. Beginning on the Effective Date of this Agreement and through March 31, 2015 (the “Transition Period”), Executive agrees to (1) continue to serve as the Company’s Chief Financial Officer until such time as the Board of Directors of the Company determines that Executive shall no longer serve in such capacity and (2) provide reasonable transition services to the Company, or such other services as the Company may request, including, but not limited to, the transitioning of Executive’s responsibilities and assistance in the hiring of a new Chief Financial Officer of the Company. Executive agrees to continue to provide such services to the Company in good faith, to the best of his ability and in the best interests of the Company. Executive’s employment during the Transition Period shall continue to be “at-will,” meaning the Company and Executive are both free to terminate Executive’s employment with or without cause or notice, subject to any limitations in this Section 1. During the Transition Period, Executive shall continue to receive his salary at the same rate that he was receiving his salary immediately prior to the Transition Period, and shall continue to be eligible to participate in then-available Company benefit programs at the same level as he would have been eligible to participate in such programs as of immediately prior to the Transition Period, subject to the terms and conditions, including eligibility requirements, of such programs. If, at any time during the Transition

Period, the Company appoints a new Chief Financial Officer (“CFO”), Executive will take all steps necessary at the Company’s request to relinquish the title of CFO and continue providing such transition services as will be determined by the Company in its sole discretion. Notwithstanding the foregoing, the hiring of a new CFO will not diminish Executive’s right to continue his employment during the Transition Period and receive the compensation and benefits to which he is otherwise entitled under this Agreement during such employment.
c.    Base Salary and Continued Health Coverage Severance Upon Qualifying Termination. If prior to the end of the Transition Period, Executive’s employment with the Company is terminated by the Company other than for Cause (as defined below) or Executive resigns his employment at the request of the Company if such request is not for Cause (each, a “Qualifying Termination”), Executive will nevertheless be entitled to (1) a lump sum payment, less any applicable withholding, of all unpaid base salary compensation to which he would otherwise be entitled under this Agreement from the Retirement Date through the end of the Transition Period, and (2) if Executive is covered under the Company’s group health plan as of the Retirement Date, the Company will continue to pay for healthcare premiums for Executive and his eligible dependents and cover Executive and his eligible dependents under the Company’s healthcare plans that are in place at the time of the Retirement Date, from the Retirement Date through the end of the Transition Period (or if required by law or necessary to avoid a violation of the non-discrimination rules of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), pay an amount equal to such premiums (based on cost as of immediately prior to the Qualifying Termination) in one lump sum payment). Subject to any delay required by Section 5 of this Agreement, any payment of base salary or premium equivalents due to Executive pursuant to the prior sentence shall be made to Executive, less any applicable withholding, within 10 calendar days following Executive’s Qualifying Termination, provided, however, that if the Retirement Date occurs in 2014 but on or after November 1 of 2014, any cash severance payable under this paragraph will be paid in arrears on the first payroll date to occur during calendar year 2015.
d.    Bonus and Bonus Severance Upon Qualifying Termination. Executive will be entitled to receive 100% of his target bonus opportunity for the 2015 fiscal year (ending January 31, 2015) with 25% of his target bonus opportunity for the 2015 fiscal year paid on September 30, 2014, or such time as the Company makes its first fiscal 2015 bonus installment payment to all of its similarly situated employees under the same bonus program, regardless of Executive’s or Company’s performance, provided that Executive remains employed through the payment date of such bonus. Alternatively, if prior to such date, Executive has a Qualifying Termination, subject to any delay required by Section 5 of this Agreement, any payment that, but for such Qualifying Termination, otherwise would have been due to Executive pursuant to the foregoing sentence shall be made to Executive, less any applicable withholding, at the same time as provided for cash severance payments under Section 1(c) above. If Executive resigns his employment at any time prior to the end of the Transition Period, for any reason other than as provided in the prior sentence, or his employment is terminated by the Company for Cause, he shall not be entitled to any bonus payment, other than any amounts already paid.

e.    Definition of Cause. For purposes of this Agreement, Cause shall mean (i) an act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Executive, (ii) Executive being convicted of a felony, (iii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Executive has not substantially performed his duties, continued violations by the Executive of the Executive’s obligations to the Company which are demonstrably willful and deliberate on the Executive’s part.
f.    Equity Awards and Equity Severance Upon Qualifying Termination. Executive will continue to vest in Executive’s outstanding Company stock options and restricted stock unit awards in accordance with their terms through and including the Retirement Date, and no more. Should Executive have a Qualifying Termination before the end of the Transition Period, then the vesting of Executive’s then-outstanding stock options and restricted stock unit awards will accelerate such that Executive will vest in the number of shares of Company common stock subject to each such equity award that would have vested had Executive remained employed through the Transition Period, and no further Shares subject to such awards will vest. Any options (or portion thereof) that vest pursuant to the prior sentence will be immediately vested as of the Retirement Date and shall be exercisable pursuant to the terms of the applicable award; any restricted stock units that vest pursuant to the prior sentence will be immediately vested as of the Retirement Date and will be settled, subject to any delay required under Section 5 of this Agreement, (1) if granted under the 2004 Equity Incentive Plan, in accordance with the original vesting schedule as provided under the restricted stock unit agreement, and (2) if granted under the 2013 Equity Incentive Plan, as soon as practicable upon or following the Retirement Date. Any equity awards that are unvested on the Retirement Date will be forfeited permanently on that date and never will become vested (except as may be provided pursuant to the Change of Control and Retention Agreement between the Company and Executive dated as of December 22, 2008 (the “Retention Agreement”) if a “Change of Control” (as defined under the Retention Agreement) occurs prior to the Retirement Date, as further discussed under Section 2 below). In all other respects, the exercise of Executive’s vested options and Shares shall continue to be governed by the terms and conditions of the applicable award agreement and the Company’s equity plan under which the award was granted.

2.    Impact on Other Arrangements. Executive understands and agrees that except as expressly provided for in this Agreement, Executive shall not be entitled to any other consideration or separation benefits, including, but not limited to, any severance payments, equity benefits, or other severance benefits provided for in the offer letter between Executive and the Company on August 8, 2007 (the “Offer Letter”). However, if, during Executive’s employment during the Transition Period, the Company completes a “Change of Control” (as defined in the Retention Agreement) and Executive becomes entitled to receive benefits under his Retention Agreement, Executive will not receive any severance payments, equity benefits, or other severance benefits provided in this Agreement and instead will receive only the benefits provided under the Retention Agreement under the terms and conditions provided thereunder, and any severance payments and benefits already provided under this Agreement will reduce the like-kind payments and benefits provided under the Retention Agreement. If, during Executive’s employment during the Transition Period, the Company completes a Change of Control but Executive does not become entitled to receive benefits under his Retention Agreement, he will remain entitled to receive benefits under this Agreement. If no Change of Control occurs prior to the Retirement Date, the Retention Agreement will, as of the Retirement Date, be of no further force and effect, except with respect to Section 4 (“Golden Parachute Excise Tax Best Results”) of the Retention Agreement, which Section 4 shall remain in full force and effect, and Executive will not be entitled to receive any severance benefits, equity benefits or other benefits thereunder. Notwithstanding the foregoing, if the benefits under this Agreement would be greater in the aggregate than the benefits under the Retention Agreement in the aggregate, Executive shall receive the applicable benefits under this Agreement. For purposes of clarity, Section 4 of the Retention Agreement applies to payments under this Retention Agreement.
3.    Benefits. Except as provided in Section 1(c) above, Executive’s health insurance benefits shall cease on the Retirement Date occurs, subject to Executive’s right to continue his health insurance under COBRA. Except as provided in this Agreement, Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, will cease as of the Retirement Date.
4.    Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration specified in this Agreement, Executive has received and is not entitled to any additional salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

5.    Tax Consequences.
a.    General. The Company makes no representations or warranties with respect to the tax consequences of the payments provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of personal local, personal state, and/or personal federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or Executive’s delayed payment of Executive’s personal federal or personal state taxes, or (b) damages sustained by the Company by reason of any claims, specifically set forth in (a) above, including attorneys’ fees and costs.
b.    Notwithstanding anything in this Agreement to the contrary, no severance payments or benefits under that become payable under this Agreement will be paid to Executive until he has a “separation from service” within the meaning of Section 409A of the Code and the final treasury regulations (the “Treasury Regulations”) and official guidance thereunder (collectively, as each may be amended from time to time, “Section 409A”). References to Retirement Date or termination date or similar terms are intended to refer to Executive’s separation from service within the meaning of Section 409A. At no time during his employment during the Transition Period shall Executive’s duties constitute any less than twenty-percent (20%) of the services provided by Executive to the Company, on average, during the 36 months of employment immediately preceding the start of the Transition Period. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Payments under this Agreement are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to any additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or to otherwise be exempt from Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service, then any severance payments or separation benefits to the extent that the same constitute deferred compensation under Section 409A, otherwise due to Executive on or within the six (6) month period following Executive’s separation from service (whether under this Agreement or otherwise) will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service but prior to the six (6) month anniversary of his date of separation from service, then any payments delayed in accordance with this section shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other payments and benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A. In no event will the Company reimburse Executive for any tax obligations arising under Section 409A.
6.    Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of his Employee Inventions and Proprietary Rights Assignment Agreement (the “Confidentiality Agreement”) (except as provided herein), specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Executive agrees that upon the Retirement Date, or date of termination, whichever comes first, he will return all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.
7.    ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, AND THEIR INTERPRETATION, SHALL BE SUBJECT TO ARBITRATION IN THE CITY AND COUNTY OF SAN FRANCISCO, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

8.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
9.    No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
10.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
11.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and retirement from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement, the equity plans and equity agreements under which Executive’s Company equity awards are granted, and the Retention Agreement, in each case as modified herein. For the sake of clarity, Executive specifically acknowledges that the Offer Letter’s provisions with respect to receipt of any severance payments or benefits in the event of his termination without cause or otherwise are expressly superseded by this Agreement and that the Executive shall receive no compensation or consideration of any sort under the Offer Letter. Executive further acknowledges that if no Change of Control occurs prior to the Retirement Date, the Retention Agreement will, as of the Retirement Date, be of no further force and effect, except with respect to Section 4 (“Golden Parachute Excise Tax Best Results”) of the Retention Agreement, which Section 4 shall remain in full force and effect, and Executive will not be entitled to receive any severance benefits, equity benefits or other benefits thereunder.
12.    No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Legal Officer.
13.    Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.
14.    Effective Date. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).

15.    Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
16.    Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, and without any duress or undue influence on the part or behalf of the Company or any third party. Executive acknowledges that: (a) he has read this Agreement; (b) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Agreement; and (d) he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

GRAHAM SMITH, an individual

Dated: February 27, 2014	/s/ Graham Smith
Graham Smith

SALESFORCE.COM, INC.

Dated: February 27, 2014	By	/s/ Burke Norton
Burke Norton
Chief Legal Officer